Filed Pursuant to Rule 433

Dated October 7, 2024

Registration Statement Nos. 333-263539, 333-263539-01, 333-263539-02

Relating to Preliminary Prospectus Supplement dated October 7, 2024 and Prospectus dated March 14, 2022

CNH INDUSTRIAL CAPITAL LLC

$500,000,000 4.500% NOTES DUE 2027

Issuer:	CNH Industrial Capital LLC
Guarantors:	CNH Industrial Capital America LLC and New Holland Credit Company, LLC
Expected Ratings (Moody’s / S&P / Fitch):*	Baa2 / BBB+ / BBB+
Form:	SEC Registered
Principal Amount:	$500,000,000
Trade Date:	October 7, 2024
Settlement Date:**	October 9, 2024 (T+2)
Maturity Date:	October 8, 2027
Interest Payment Dates:	April 8 and October 8, commencing April 8, 2025
Coupon:	4.500% per annum
Price to Public:	99.809% of the principal amount, plus accrued interest from October 9, 2024 if settlement occurs after that date
Net Proceeds to Issuer Before Expenses:	$497,170,000
Benchmark Treasury:	UST 3.375% due September 15, 2027
Spread to Benchmark Treasury:	+68 basis points
Benchmark Treasury Price and Yield:	99-18.75+; 3.889%
Yield to Maturity:	4.569%
Optional Redemption:	Make-whole call prior to September 8, 2027 based on U.S. Treasury +0.15% (15 basis points) or at par on or after September 8, 2027
Change of Control:	101%
Denominations:	$2,000 x $1,000
CUSIP / ISIN:	12592B AT1 / US12592BAT17
Joint Book-Running Managers:

Barclays Capital Inc.

Goldman Sachs & Co. LLC

Santander US Capital Markets LLC

SG Americas Securities, LLC

BBVA Securities Inc.

SMBC Nikko Securities America, Inc.

Intesa Sanpaolo IMI Securities Corp.

UniCredit Capital Markets LLC

_____________________

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on the date hereof will be required, by virtue of the fact that the notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes before the first business day prior to the settlement date should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request them by contacting Barclays Capital Inc.’s toll-free number at 1-888-603-5847; Goldman Sachs & Co. LLC’s toll-free number at 1-866-471-2526; Santander US Capital Markets LLC’s toll-free number at 1-855-403-3636; or SG Americas Securities, LLC’s toll-free number at 1-855-881-2108.